PURCHASE AND SALE AGREEMENT

by

and

between

BRAEMAR HOUSING LIMITED PARTNERSHIP,
an Ohio limited partnership

“Seller”

and

TRIPLE NET PROPERTIES, LLC,
a Virginia limited liability company

“Purchaser”
PURCHASE AND SALE AGREEMENT

INDEX

1.IDENTIFICATION OF PARTIES			1
2.DESCRIPTION OF THE PROPERTY			2
3.THE PURCHASE PRICE			3
4.TITLE			5
5.REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER			6
6.REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER			11
7.SELLER’S DELIVERIES			11
8.CONDITIONS PRECEDENT TO CLOSING			17
9.ADDITIONAL COVENANTS OF SELLER			18
10.SELLER’S CLOSING DOCUMENTS			22
11.PURCHASER’S CLOSING DOCUMENTS			24
12.PRORATIONS AND ADJUSTMENTS			25
13.CLOSING			26
14.CLOSING COSTS			27
15.LOSS BY FIRE, OTHER CASUALTY OR CONDEMNATION			27
16.DEFAULT			30
17.POST CLOSING INDEMNIFICATION			30
18.BROKERS			31
19.MISCELLANEOUS			32
EXHIBITS

EXHIBIT A	—	Legal Description of the Land
EXHIBIT A-1 -		Due Diligence Delivery Documents
EXHIBIT B	—	Rent Roll
EXHIBIT C	—	List of Personal Property
EXHIBIT D	—	List of Intangible Personal Property
EXHIBIT E	—	Schedule of Commissions
EXHIBIT F	—	Schedule of Contracts
EXHIBIT G	—	Schedule of Litigation and Disclosure Items
EXHIBIT H	—	Form of Certification of Non-Foreign Status
EXHIBIT I	—	Form of Certificate Regarding Representations and Warranties
EXHIBIT J	—	Form of Bill of Sale
EXHIBIT K	—	Form of Contract Assignment
EXHIBIT L	—	Form of Lease Assignment
EXHIBIT M	—	Form of Notice to Tenants
EXHIBIT N	—	Form of Representation Letter

PURCHASE AND SALE AGREEMENT

1. IDENTIFICATION OF PARTIES

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into as of April 26, 2007, between BRAEMAR HOUSING LIMITED PARTNERSHIP, an Ohio limited partnership (“Seller”) and TRIPLE NET PROPERTIES, LLC, a Virginia limited liability company (“Purchaser”).

R E C I T A L S:

A. Seller owns that certain real property located in the County of Mecklenburg, State of North Carolina (the “State”), consisting of approximately twelve (12) acres of land, commonly known as “Residences at Braemar”, and more particularly described on Exhibit A attached hereto and incorporated herein by this reference (the “Land”), together with the improvements located thereon, containing one hundred sixty (160) apartments, and all other improvements located thereon (the “Improvements”).

B. Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of Seller’s right, title and interest in and to the Property (hereinafter defined) for the price and on the terms and conditions hereinafter set forth.

C. The date the Escrow Agent (hereinafter defined) receives a fully executed copy of this Agreement shall be the “Effective Date.”

NOW, THEREFORE, in consideration of the foregoing, the covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

2. DESCRIPTION OF THE PROPERTY

Seller hereby agrees to sell and convey to Purchaser and Purchaser hereby agrees to purchase from Seller all of Seller’s right, title and interest in and to the following:

(a) The Land, together with the Improvements;

(b) All of Seller’s interest as lessor in all leases covering the Land and the Improvements (said leases, together with any and all amendments, modifications or supplements thereto, are hereinafter referred to collectively as the “Leases” and are identified in the Rent Roll (hereinafter defined) attached hereto as Exhibit B);

(c) All rights, privileges, easements and appurtenances appertaining to the Land and the Improvements including, without limitation, all easements, rights-of-way and other appurtenances used, connected with or inuring to the beneficial use or enjoyment of the Land and the Improvements. The Land, the Improvements and all such rights, privileges, easements and appurtenances (including, without limitation, Seller’s interest as lessor under the Leases) are sometimes hereinafter collectively referred to as the “Real Property;”

(d) All personal property, equipment, supplies and fixtures (collectively, the “Personal Property”) owned by Seller and used in the operation of the Real Property including, without limitation, all property described in Exhibit C attached hereto; and

(e) All intangible property used in connection with the foregoing including, without limitation, all trademarks, trade names (including, without limitation, the exclusive right to use the name “Residences at Braemar”), and the contract rights, licenses (to the extent transferable), permits (to the extent transferable) and warranties (to the extent transferable), more particularly described in Exhibit D attached hereto (the “Intangible Personal Property”). The Real Property, the Personal Property and the Intangible Personal Property are sometimes hereinafter collectively referred to as the “Property.”

3. THE PURCHASE PRICE

(a) The purchase price for the Property is Fifteen Million and No/100 Dollars ($15,000,000.00) (the “Purchase Price”) and shall be paid to Seller by paying the balance of the Purchase Price by wire transfer of immediately available funds at the Closing (hereinafter defined), net of any mortgage loan Purchaser elects to assume pursuant to the terms of this Agreement and net of all prorations and adjustments as provided herein.

(b) Within two (2) business days of the execution of this Agreement, Purchaser shall deliver to LandAmerica American Title, 8201 Preston Road, Suite 280, Dallas, Texas 75225, Attention: Debby S. Moore, as escrow agent (“Escrow Agent”), by wire transfer in the amount of $150,000 (the “Initial Deposit” and together with the Extension Deposit, hereinafter defined, collectively the “Deposit”), which Deposit Escrow Agent shall hold and disburse in accordance with the terms and provisions of this Agreement and a written escrow agreement (the “Escrow Agreement”). For purposes of this Agreement, the term “Deposit” includes interest earned thereon, if any. All interest earned on the Deposit, until Closing or payment to Seller, shall be attributed to Purchaser for federal income tax purposes; Purchaser’s federal tax identification number is set forth on the signature page of this Agreement. Escrow Agent shall pay the Deposit to Seller at Closing, and the Deposit shall be applied as a credit to the Purchase Price and shall otherwise be held and disbursed in accordance with the terms of this Agreement and the Escrow Agreement. If either Purchaser or Seller is entitled under this Agreement to the payment of the Deposit, or any portion thereof, and requests Escrow Agent to make such payment (whether to itself or the other party), the other party agrees promptly to provide notice to Escrow Agent authorizing such payment, unless such other party disagrees with such request in which event the provisions of the Escrow Agreement shall control.

(c) Purchaser, in its sole discretion, may elect to assume Seller’s obligations under that certain loan (the “Assumed Loan”) made by Transamerica Occidental Life Insurance Company, an Iowa corporation (the “Lender”), to Seller evidenced by a promissory note dated May 25, 2005 (the “Note”) in the original principal amount of Ten Million and No/100 Dollars ($10,000,000.00), the outstanding principal amount of which will be approximately Nine Million Seven Hundred Fifty Thousand and No/100 Dollars ($9,750,000.00) after the monthly debt service payment in May of 2007, which Note is secured by a Deed of Trust, Security Agreement and Fixture Filing dated May 25, 2005 (the “Deed of Trust”), and the Purchase Price shall be adjusted and reduced by the amount of the Assumed Loan. In the event Purchaser elects to assume the Assumed Loan, Purchaser shall pay assumption fees and Lender’s counsel fees, in each case, payable to Lender, and Seller shall cooperate, without charge to Purchaser, to facilitate such assumption and it shall be a condition to Closing (notwithstanding Section 13 below) that (i) Purchaser and the Lender (each in its sole and absolute discretion) shall be satisfied with all environmental conditions related to the Real Property and any adjoining property in the vicinity of the Real Property, which Purchaser shall be entitled to discuss with the Lender prior to Closing in such detail as Purchaser shall deem appropriate, and (ii) Lender has approved the assumption of the Assumed Loan in accordance with the terms of the Deed of Trust (including without limitation Article 14 thereof) and the other “Loan Documents” (as defined in the Deed of Trust). In the event Purchaser elects not to assume the Assumed Loan, the Assumed Loan and the Deed of Trust and other documents related thereto shall be deemed to be “Disapproved Matters” (as hereinafter defined), such loan shall be paid in full at Closing and such Deed of Trust and all other documents evidencing and/or securing such loan shall be satisfied and released of record. Any prepayment fee payable to Lender shall be borne by Purchaser in the case of a prepayment of such loan, and Seller will cooperate, without charge to Purchaser, to facilitate such prepayment.

4. TITLE

(a) Promptly following the execution of this Agreement, Purchaser shall order, at Purchaser’s expense, a title commitment on the Real Property (the “Commitment”), together with legible copies of all documents relating to the title exceptions referred to in the Commitment.

(b) As soon as possible following the execution of this Agreement, Purchaser shall order, at Purchaser’s own expense, an updated survey of the Real Property sufficient to enable title company to issue an ALTA owner’s policy of title insurance (the “Survey”), showing lot lines and monuments, building lines, easements both burdening and benefiting the Real Property, utilities, including water and sewer lines to the point of connection with the public system, the Improvements (including loading docks, if any, and parking spaces), encroachments, if any, on the Real Property or over adjoining properties, and other matters located on or affecting the Real Property, together with a certificate as to whether the Real Property lies within a flood zone as determined by the U.S. Department of Housing and Urban Development. The Survey shall be certified as true and correct by the surveyor for the benefit of Purchaser and title company.

Prior to the end of the Due Diligence Period (hereinafter defined), Purchaser shall give notice (the “Title Notice”) to Seller of any objections Purchaser may have to title or survey matters affecting the Real Property (“Disapproved Matters”). All title exceptions set forth in the Commitment not objected to by Purchaser shall constitute the “Permitted Encumbrances.” As a condition to the Closing, Seller shall use its best efforts to remove, or cause to be removed, all Disapproved Matters or, in the alternative, obtain title insurance in a form satisfactory to Purchaser insuring against the effect of such Disapproved Matters. Notwithstanding the foregoing, Seller shall be obligated to remove all monetary encumbrances at or prior to Closing other than the Assumed Loan in the event Purchaser, at its election, agrees to assume the Assumed Loan. Within five (5) business days of receipt of the Title Notice, Seller shall notify Purchaser in writing of any Disapproved Matters which Seller is unable to cause to be removed or satisfactorily insured against. Purchaser shall, within five (5) business days after receipt of such notice from Seller, elect, by giving written notice to Seller (i) to terminate this Agreement, in which event the Deposit shall be returned to Purchaser, or (ii) to waive its disapproval of such exceptions or survey matters, in which event such exceptions or survey matters as to which Purchaser has waived its objections shall be deemed to be “Permitted Encumbrances”). Failure by the Purchaser to give the Seller notice pursuant to the preceding sentence shall constitute a determination by Purchaser to terminate this Agreement for title or survey objections.

5. REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER

Seller hereby represents, warrants and covenants to Purchaser that the following matters are true and correct as of the execution of this Agreement and will also be true and correct as of the Closing:

(a) Seller is a limited partnership duly organized and validly existing under the laws of the State of Ohio. This Agreement has been, and all the documents executed by Seller which are to be delivered to Purchaser at the Closing will be, duly authorized, executed and delivered by Seller and will be legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms (except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other principles relating to or limiting the right of contracting parties generally), will be sufficient to convey title (if they purport to do so) and will not violate any provisions of any agreement to which Seller is a party or to which the Property or Seller is subject or bound. No consent, waiver or approval by any third party is required in connection with the execution and delivery by Seller of this Agreement or the performance by Seller of the obligations to be performed by Seller under this Agreement.

(b) Seller has not received notice (from any applicable governmental entity or otherwise) of any violation of any applicable building codes, environmental, zoning, subdivision and land use laws, and other local, state and federal laws and regulations affecting the use and/or operation of the Property.

(c) (i) The plans and specifications, certificate(s) of occupancy, warranties, operating statements, income and expense reports and all other contracts or documents required to be delivered to Purchaser pursuant to this Agreement are true, correct and complete copies; and (ii) the certificate(s) of occupancy and warranties are in full force and effect.

(d) The Rent Roll attached hereto as Exhibit B is true, correct and complete. As of the Closing, the Rent Roll delivered at the Closing will be true, correct and complete. The copies of the Leases delivered to Purchaser are true, correct and complete copies and, to the best of Seller’s knowledge, are in full force and effect, without default by any party and without any right of setoff, except as expressly provided by the terms of such Leases or as disclosed to Purchaser in writing at the time of delivery or identified on the Rent Roll. The copies of the Leases and other agreements with the tenants under the Leases (the “Tenants”) delivered to Purchaser pursuant to this Agreement constitute the entire agreements with such Tenants relating to the Real Property, have not been amended, modified or supplemented, except for such amendments, modifications and supplements delivered to Purchaser, and there are no other leases or tenancy agreements affecting the Real Property.

(e) Exhibit F attached hereto is a true and complete schedule of all of the Contracts (as hereinafter defined in Section 7), true, complete and correct copies of which will have been delivered to Purchaser for Purchaser’s approval within ten (10) business days hereof. To the best of Seller’s knowledge, the Contracts, and all other documents required to be delivered to Purchaser pursuant to this Agreement, are in full force and effect, without material default by any party and without any claims made for the right of setoff, except as expressly provided by the terms of such Contracts or as disclosed to Purchaser in writing at the time of such delivery. The Contracts constitute the entire agreements with such vendors relating to the Property, have not been amended, modified or supplemented, except for such amendments, modifications and supplements delivered to Purchaser, and there are no other agreements with any third parties (excluding, however, the Leases and Permitted Encumbrances) affecting the Property which will survive the Closing.

(f) Except as disclosed to Purchaser in writing, there are no condemnation, environmental, zoning or other land-use regulation proceedings, either instituted or, to the best of Seller’s knowledge, threatened to be instituted, which would detrimentally affect the value of the Real Property or the use and operation of the Real Property for its intended purpose, and there are no assessments affecting the Real Property other than as set forth in the Commitment or as disclosed in Exhibit G attached hereto.

(g) Seller has received no notice advising that (i) any utility required for the present use and operation of the Property has not been installed across public property or valid easements to the boundary lines of the Real Property, or is not connected pursuant to valid permits, or (ii) such facilities are inadequate to service the Property or are not in good operating condition.

(h) To the best of Seller’s knowledge, Seller has obtained all licenses, permits, easements, and rights-of-way, including proof of dedication, required from all governmental authorities having jurisdiction over the Real Property or from private parties for the present use and operation of the Real Property and to assure vehicular and pedestrian ingress to and egress from the Real Property at all access points currently being used.

(i) At the Closing, there will be no outstanding contracts made by Seller for the construction or repair of any improvements to the Improvements which have not been fully paid for and Seller shall cause to be discharged all mechanics’ or materialmen’s liens arising from any labor or materials furnished to the Improvements prior to the Closing.

(j) Seller does not use, treat, store or dispose of, and Seller has not permitted anyone else to use, treat, store or dispose of, whether temporarily or permanently, any hazardous or toxic materials (“Hazardous Materials”) at, on or beneath the Real Property in violation of any federal, state or local law, regulation or ordinance. Seller has no knowledge of the presence, use, treatment, storage, release or disposal of any Hazardous Materials at, on or beneath the Real Property which has created or might create any liability of owners or occupants of the Real Property under any federal, state or local law or regulation or which would require reporting to a governmental agency. Except as disclosed in writing to Purchaser, to the best of Seller’s knowledge, no asbestos or PCBs are contained in or stored on the Real Property. To the best of Seller’s knowledge, there are no storage tanks located in, on or under the Real Property.

(k) Seller has not received any notice from any insurance carrier of any defects or inadequacies in the Property, or in any portion thereof, which would adversely affect the insurability thereof or the cost of such insurance. Except as set forth on Exhibit G, there are no pending insurance claims.

(l) Except as set forth in Exhibit G attached hereto, there are no pending or, to the best of Seller’s knowledge, threatened legal proceedings or actions of any kind or character affecting the Property or Seller’s interest therein. Except as delivered to Purchaser, there are no litigation documents relating to any of the matters set forth in Exhibit G other than routine landlord-tenant proceedings (relating to evictions and/or recovery of rent) in the ordinary course of business.

(m) Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), and Seller will furnish to Purchaser, prior to the Closing, an affidavit in the form attached hereto as Exhibit H.

The representations and warranties made in this Agreement by Seller shall be continuing and shall be deemed made by Seller as of the Closing with the same force and effect as if in fact made at that time. All representations and warranties made in this Agreement shall not merge into any instrument or conveyance delivered at the Closing but shall survive the Closing for a period of one (1) year, at which time Seller’s liability with respect to such representations and warranties shall terminate except as otherwise provided herein or in any document or instrument entered into or delivered in connection with the transactions contemplated by this Agreement (including, without limitation, the deed) and except as to claims asserted in writing within such one (1) year period.

6. REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER

Purchaser hereby represents and warrants to Seller that this Agreement has been, and all the documents to be delivered by Purchaser to Seller at the Closing will be, duly authorized, executed and delivered by Purchaser (and have been or will be executed by an individual authorized to do so), are, and in the case of the documents to be delivered will be, legal and binding obligations of Purchaser, are, and in the case of the documents to be delivered will be, enforceable in accordance with their respective terms (except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other principles relating to or limiting the rights of contracting parties generally), and do not, and will not at the Closing, violate any provisions of any material agreement to which Purchaser is a party.

7. SELLER’S DELIVERIES

(a) Seller has delivered, or will deliver to Purchaser no later than five (5) days following the execution hereof by all parties, the following documents and the documents listed on Exhibit A-1 (the “Due Diligence Documents”):

(i) A current rent roll pertaining to the Real Property (the “Rent Roll”) setting forth in respect of each Tenant unit: the name of the Tenant occupying such unit, the security deposit or other deposit paid by the Tenant, the term of the Lease for such unit, the commencement date for the term of the Lease for such space, the annual rent for each unit, and the expiration date of the term of such Lease.

(ii) A statement of insurance coverage and premiums by policy type and copies of insurance policies for the fire, extended coverage and public liability insurance maintained by or for the benefit of Seller (the “Existing Insurance Policies”); provided that Seller need not deliver such Policies to the extent coverage is provided by Seller’s blanket policies.

(iii) A copy of all income and expense statements, year end financial and monthly operating statements for the Property (the “Operating Statements”) for the three (3) most recent full calendar years prior to the Closing and, to the extent available, the current year, and copies of operating budgets for the current fiscal year.

(iv) A copy of “as built” plans and specifications of the Improvements and any other plans and specifications relating to the Real Property in the possession or control of Seller.

(v) Copies of any inspection, soils, engineering, environmental or architectural notices, plans, diagrams, studies or reports in the possession or control of Seller which relate to the physical condition or operation of the Real Property or the Personal Property or recommended improvements thereto.

(vi) A copy of the bill or bills issued for the most recent year for which bills have been issued for all real estate taxes (including assessed value) and personal property taxes, and a copy of any and all notices in the possession or control of Seller pertaining to real estate taxes or assessments applicable to the Real Property or the Personal Property (the “Tax Bills”).

(vii) A copy of all outstanding management, leasing, maintenance, repair, service, pest control and supply contracts (including, without limitation, janitorial, scavenger and landscaping agreements), equipment rental agreements, all contracts for repair or capital replacement to be performed at the Real Property, all contracts in Seller’s possession or control for repair or capital replacement covering work performed at the Real Property during the three (3) years immediately preceding the date hereof if the contract price was in excess of $10,000, and any other contracts relating to or affecting the Property (other than Leases) which will be binding upon the Property or Purchaser subsequent to the Closing, all as amended (collectively, the “Contracts”).

(viii) A copy of all Leases and any other agreements which are in effect thereto with the Tenants of the Real Property, all as amended, together with any financial statements of such Tenants to the extent such disclosure is not restricted by any applicable confidential agreement and to the extent such financial statements are in the possession or control of Seller.

(ix) Copies of all certificate(s) of occupancy, licenses, permits, authorizations and approvals in the possession or control of Seller which were obtained by Seller with respect to the Property, or any portion thereof, occupancy thereof or any present use thereof, including, without limitation, such permits as are necessary for the present operation of the Property with full use of all Improvements located thereon (the “Governmental Approvals”).

(x) A copy of all third party guarantees and warranties relating to the Property in the possession or control of Seller.

(xi) Copies of pending insurance claims or litigation documents relating to the Property.

(xii) Any other documents and information in the possession or control of Seller reasonably requested by Purchaser and used or useful in connection with Seller’s ownership or operation of the Property, including, without limitation, all documents evidencing, securing or otherwise relating to the Assumed Loan.

Notwithstanding anything to the contrary contained in this Agreement, in the event that Seller, despite its good-faith efforts, shall be unable to fully perform its obligations to deliver all of the documents and information as required under this Section 7, then Purchaser’s sole remedy shall be the right to elect, by giving written notice to Seller, either (i) to terminate this Agreement and have the Deposit returned to it or (ii) to waive such failure to provide such documents and information and to consummate the transaction contemplated hereby with no adjustment in the Purchase Price. If Purchaser elects to terminate this Agreement, the Deposit shall be returned to Purchaser, and thereafter this Agreement shall become null and void with no further obligation on the part of either party.

For a period of thirty (30) days after the Effective Date (the “Due Diligence Period”) and with prior reasonable notification to Seller, Purchaser, its agents and representatives shall be entitled: (i) to enter onto the Real Property during normal business hours to perform inspections and tests of the Real Property or the Personal Property, including all leased areas (subject to the rights of the Tenants) and structural and mechanical systems within the Improvements; (ii) to examine and copy any and all books and records maintained by Seller or its agents relating to receipts and expenditures pertaining to the Property; (iii) subject to the terms of the Leases, to interview the Tenants during normal business hours; (iv) to examine for the presence or absence of hazardous or toxic materials, substances or wastes (collectively, “Hazardous Materials”); and (v) to review the documentation described in this subsection (a). After making such tests and inspections, Purchaser agrees to promptly restore the Real Property and the Personal Property to their condition prior to such tests and inspections. Purchaser agrees to indemnify and hold harmless Seller from all loss, cost and expense (including reasonable attorneys’ fees) incurred, suffered by, or claimed against Seller by reason of any actual damage to the Real Property or the Personal Property or injury to persons caused by Purchaser and/or its agents, employees or contractors in exercising its rights under clauses (i) or (iv) above. The indemnification and hold harmless provisions of this Section 7 shall survive any termination of this Agreement. All such investigations and inspections shall be done in such a way as to minimize disruption of tenants’ business operations and interference with tenants generally.

In the event that all aspects of the Property are not acceptable to Purchaser in its sole discretion, Purchaser shall give written notice thereof to Seller and Escrow Agent prior to the expiration of the Due Diligence Period, the Deposit shall be returned to Purchaser and this Agreement shall terminate and both Seller and Purchaser shall thereafter be relieved from any and all liability under this Agreement except the indemnification obligation described in the preceding paragraph.

Failure of the Purchaser to give the Seller a letter objecting to any of the documentation described in subsection (a) of this Section 7 within the Due Diligence Period shall constitute a determination by Purchaser to terminate this Agreement because of the unacceptability of these items.

Purchaser shall give Seller written notice of those Contracts Purchaser desires Seller to terminate prior to Closing and Seller shall arrange to terminate those Contracts designated by Purchaser as of the Closing.

(b) PURCHASER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY PROVIDED IN SECTION 5 OR OTHERWISE IN THIS AGREEMENT, SELLER IS SELLING AND PURCHASER IS PURCHASING THE PROPERTY ON AN “AS IS WITH ALL FAULTS” BASIS AND THAT PURCHASER IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, FROM SELLER, ITS AGENTS, OR BROKERS AS TO ANY MATTERS CONCERNING THE PROPERTY, INCLUDING, WITHOUT LIMITATION: (i) the quality, nature, adequacy and physical condition of the Property, including, but not limited to, the structural elements, foundation, roof, appurtenances, access, landscaping, parking facilities and the electrical, mechanical, HVAC, plumbing, sewage, and utility systems, facilities and appliances, (ii) the quality, nature, adequacy, and physical condition of soils, geology and any groundwater, (iii) the existence, quality, nature, adequacy and physical condition of utilities serving the Property, (iv) the development potential of the Property, and the Property’s use, habitability, merchantability, or fitness, suitability, value or adequacy of the Property for any particular purpose, (v) the zoning or other legal status of the Property or any other public or private restrictions on use of the Property, (vi) the compliance of the Property or its operation with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions and restrictions of any governmental or quasi-governmental entity or of any other person or entity, (vii) the presence of Hazardous Materials on, under or about the Property or the adjoining or neighboring property, (viii) the quality of any labor and materials used in any improvements on the Real Property, (ix) the condition of title to the Property, (x) the Leases or Contracts and (xi) the economics of the operation of the Property.

(c) Without limiting the above, except with respect to a breach by Seller of any of the representations and warranties contained in Section 5 hereof or Seller’s obligations hereunder, or Seller’s fraud, Purchaser (on behalf of itself and its successors and assigns) waives its right to recover from, and forever releases and discharges, Seller, Seller’s affiliates, Seller’s investment manager, the partners, trustees, shareholders, directors, officers, employees and agents of each of them, and their respective heirs, successors, personal representatives and assigns, from any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, attorneys’ fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with the physical condition of the Property or any law or regulation applicable thereto, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. Section 300f et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), and the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.).

(d) The provisions of this Section 7 shall survive the Closing.

8. CONDITIONS PRECEDENT TO CLOSING

The following shall be conditions precedent to Purchaser’s obligation to consummate the purchase and sale transaction contemplated herein (“Purchaser’s Conditions Precedent”):

(a) Title shall have been approved by Purchaser under Section 4 with title company standing ready to issue an owner’s policy of title insurance in the form customarily delivered in the State insuring Purchaser’s interest in the Real Property, dated the day of the Closing, with liability in the amount of the Purchase Price, subject only to the Permitted Encumbrances, together with such endorsements as Purchaser reasonably may require (the “Title Policy”). Any endorsements required by Purchaser for which the Title Company charges a fee shall be paid for by Purchaser.

(b) Seller and Purchaser shall each have executed and delivered to the other a certificate (the “Certificate”) in the form attached hereto as Exhibit I updating their respective representations and warranties through Closing, which Certificate each party covenants to deliver to the other unless new matters or knowledge of a defect arises, in which case such party shall deliver a Certificate stating such matter. Purchaser may then (i) waive such matter and consummate the transaction contemplated hereby or (ii) terminate this Agreement, in which case the Deposit shall be returned to Purchaser and neither party shall have any further obligations or liabilities hereunder and any documents shall be returned to the party depositing the same.

(c) There shall be no Hazardous Materials at the Property that were not present at the end of the Due Diligence Period.

In the event that any Purchaser’s Condition Precedent is not satisfied, Purchaser shall give written notice thereof to the Seller and Escrow Agent, the Deposit shall be returned to the Purchaser and this Agreement shall terminate and both Seller and Purchaser shall thereafter be relieved from any and all liability under this Agreement except for the indemnification and hold harmless provisions contained in Section 7.

9. ADDITIONAL COVENANTS OF SELLER

Seller hereby covenants with Purchaser, as follows:

(a) Prior to the expiration of the Due Diligence Period, Seller shall not enter into any Contract with respect to the Property without giving Purchaser written notice of its execution. After the expiration of the Due Diligence Period and prior to the Closing, Seller shall not enter into any Contract with respect to the Property which will survive the Closing or will otherwise affect the use, operation or enjoyment of the Property after the Closing, unless Seller first shall have obtained Purchaser’s prior written consent. If Purchaser has not notified Seller within five (5) business days of receipt of a request for approval of its decision, Purchaser shall be deemed to have approved the matter.

(b) The Existing Insurance Policies, or equivalent coverage, shall remain continuously in force through the day of the Closing.

(c) At all times prior to the Closing, Seller shall (i) operate and manage the Property in the same manner it presently operates and manages the Property, (ii) maintain present services, (iii) maintain the Property in good repair and working order, reasonable wear and tear excepted, (iv) keep on hand sufficient materials, supplies, equipment and other personal property for the efficient operation and management of the Property in a first class manner, and (v) perform when due all of Seller’s material obligations under the Leases, the instruments securing any mortgage lien on the Property, Contracts, Governmental Approvals and other agreements relating to the Property and otherwise in accordance with applicable laws, ordinances, rules and regulations affecting the Property. Prior to and as of the Closing, Seller shall cause all vacant units to be made rent-ready and available for occupancy based on standards and methods used by Seller prior to execution of this Agreement, and shall cause all appliances in all vacant units to be clean and in working order (the “Appliance Standards”). Purchaser shall receive a credit of Seven Hundred Fifty and No/100 Dollars ($750.00) for each unit that became vacant on a date that is five (5) or more days prior to Closing and that is not rent-ready (as reasonably determined by Purchaser based on standards customary in the industry) and available for occupancy as of the day of Closing; provided that such Seven Hundred Fifty and No/100 Dollars ($750.00) shall not include any costs to cause the appliances to meet the Appliance Standards. After full execution of this Agreement and until the Closing, Seller shall maintain all existing personnel on the Property in their current employment positions at their current rates of compensation. In the event of the Closing of the purchase of the Property, Purchaser shall not retain the existing employees and management agents of Seller for the Property, and, accordingly, on the Closing, Seller shall (i) cause all employment and management agreements respecting the Property to be terminated, and deliver evidence of such termination to Purchaser, and (iii) remove all employees and management personnel from the Property. Except for the obligation of Seller to use its reasonable efforts to fully enforce the material obligations of Tenants under the Leases, nothing contained in this Section 9(c) shall be deemed or construed as imposing any obligations of such Tenants onto Seller. Seller shall take steps to terminate, as of the day of the Closing, those of the Contracts designated in writing by Purchaser (no less than ten (10) days prior to Closing) which may by their terms be so terminated. None of the Personal Property shall be removed from the Real Property, unless replaced by Personal Property of equal or greater utility and value unless such Personal Property has no value.

(d) Seller shall pay in full, prior to the Closing, all bills and invoices for labor, goods, utility charges, material and services of any kind relating to the Property.

(e) Seller agrees to pay any brokerage or leasing fee or similar commission or other compensation with respect to the Leases, if any (“Leasing Commissions”) which is or will become due and payable prior to the Closing, except for lease renewals, or exercises of expansion options, entered into after the date of this Agreement which shall be Purchaser’s obligation if the Closing occurs. All other brokerage or leasing fees or similar commissions with respect to the Leases which, on an absolute or contingent basis, will become due and payable after the Closing, including fees or commissions or other compensation with respect to renewals are disclosed on Exhibit E; the amount of such fees or commissions due on an absolute basis prior to Closing will be credited against the Purchase Price payable by Purchaser at the Closing, however, all such fees or commissions or other compensation due or payable after the Closing on an absolute or contingent basis, to the extent disclosed on Exhibit E, shall become obligations of Purchaser after the Closing.

(f) After the date hereof and prior to the Closing, except for leases in the ordinary course of business above, no part of the Property, or any interest therein, shall be alienated, liened, encumbered or otherwise transferred. Seller shall make all payments of principal and interest required under any mortgages encumbering the Property due prior to the Closing.

(g) Seller agrees that it will, at any time and from time to time after the Closing, upon the reasonable request of Purchaser and at Purchaser’s cost and expense, do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances and assurances as may be reasonably required for better assigning, transferring and conveying the Property to Purchaser.

(h) Upon Purchaser’s request, for a period of six (6) months after the Closing, Seller shall make all Seller’s records with respect to the Property available to Purchaser for inspection, copying and audit by Purchaser’s designated accountants.

(i) Seller shall promptly notify Purchaser of any change in any condition with respect to the Real Property or of any event or circumstance which makes any representation or warranty of Seller to Purchaser under this Agreement materially untrue or misleading, or any covenant of Seller under this Agreement incapable or less likely of being performed.

(j) Seller shall deliver to Purchaser on a monthly basis until Closing updated operating statements and Rent Rolls.

(k) Seller shall not apply any tenant’s security deposit unless the tenant is out of its premises as of Closing.

(l) Seller shall give Purchaser prompt notice of any fire or other casualty affecting the Property.

(m) Seller shall give Purchaser prompt notice of any violation issued by any governmental authorities with respect to the Property.

(n) Seller shall, at its sole cost and expense, remedy before Closing all violations of legal requirements affecting or relating to the Real Property and known to the Seller.

10. SELLER’S CLOSING DOCUMENTS

At the Closing, Seller shall deliver to Purchaser the following, in form and substance acceptable to Purchaser:

(a) A general warranty deed executed by Seller (the “Deed”), in recordable form, conveying the Property to Purchaser, free and clear of all liens, encumbrances, security interests, options and adverse claims of any kind or character except the Permitted Encumbrances.

(b) A Bill of Sale, executed by Seller (the “Bill of Sale”) in the form attached hereto as Exhibit J, transferring, conveying and assigning and warranting to Purchaser, the Personal Property, free and clear of all liens, encumbrances, security interests, options and adverse claims of any kind or character other than the Permitted Encumbrances, together with the original certificates of title thereto, if any.

(c) An assignment (the “Contract Assignment”) in the form attached hereto as Exhibit K, executed by Seller, to Purchaser, of (i) those of the Contracts which Purchaser has elected in writing to assume (the “Assigned Contracts”) with the agreement of Seller to indemnify, protect, defend and hold Purchaser harmless from and against any and all claims, damages, losses, costs and expenses (including attorneys’ fees) arising in connection with the Assigned Contracts and related to the period prior to the Closing and a comparable indemnity from Purchaser relating to the period following the Closing, (ii) any and all guarantees and warranties used or made in connection with the operation, construction, improvement, alteration or repair of the Property, and (iii) all right, title and interest of Seller and its agents in and to the Intangible Personal Property (including the Governmental Approvals to the extent assignable).

(d) An assignment of lessor’s interest in the Leases (the “Lease Assignment”) in the form attached hereto as Exhibit L executed by Seller, to Purchaser, together with an agreement by Seller to indemnify, protect, defend and hold Purchaser harmless from and against any and all claims, damages, losses, costs and expenses (including attorneys’ fees) arising in connection with the Leases relating to the period prior to the Closing and a comparable indemnity from Purchaser relating to the period following the Closing.

(e) To the extent not previously delivered to Purchaser, originals of the Leases, the Contracts which have not been terminated pursuant to Section 9(c), certificate(s) of occupancy and other instruments evidencing the Governmental Approvals in Seller’s possession or, if such originals are not available, copies certified by Seller to be true, correct and complete copies of such originals.

(f) Any keys in the possession of Seller to all locks located in the Property.

(g) Letters executed by Seller and Seller’s management agent, if any, addressed to all Tenants, in form of Exhibit M attached hereto, notifying and directing payment of all rent and other sums due from Tenants from and after the date of the Closing to be made at Purchaser’s direction.

(h) Reasonable proof of the due authorization, execution and delivery by Seller of this Agreement and the documents delivered by Seller pursuant hereto.

(i) A Rent Roll, prepared as of the day of the Closing, certified by Seller to be true and correct through the day of the Closing.

(j) An affidavit from Seller in the form attached hereto as Exhibit H certifying that such Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

(k) The Certificate.

(l) Any other documents, instruments or agreements called for hereunder which have not previously been delivered or which may be required by Purchaser title insurance company to issue the Title Policy.

11. PURCHASER’S CLOSING DOCUMENTS

At the Closing, Purchaser shall deliver to Seller:

(a) An executed counterpart of the Contract Assignment.

(b) An executed counterpart of the Lease Assignment.

(c) The Purchase Price, net of the Deposit and prorations and, if Purchaser elects to assume the Assumed Loan, net of the Assumed Loan, by wire transfer and an amount.

(d) Reasonable proof of the authority of Purchaser’s signatories.

(e) Any other documents, instruments or agreements reasonably necessary to close the transaction as contemplated by this Agreement.

12. PRORATIONS AND ADJUSTMENTS

The following shall be prorated and adjusted between Seller and Purchaser as of the day of the Closing, except as otherwise specified:

(a) Collected Rents and other charges, other than for Tenants who owe Delinquent Rents (as hereinafter defined), shall be prorated by credit to Purchaser. Prepaid rents and other charges shall be credited to Purchaser. Rents unpaid for the month in which the Closing occurs, which are uncollected as of Closing but which are received within the month in which the Closing occurs shall be prorated. Rents and other charges which at the Closing are thirty (30) or more days past due (“Delinquent Rents”) shall not be prorated. Rents and other amounts received by Purchaser within thirty (30) days after the Closing from a Tenant owing Delinquent Rents shall be applied (i) first, to all Purchaser’s costs of collection incurred with respect to such Tenant (including reasonable attorneys’ fees); (ii) second, to rents due for the month in which such payment is received by Purchaser; (iii) third, to rents attributable to any period after the Closing which are past due on the date of receipt; and (iv) then, to Delinquent Rents. Seller shall promptly remit to Purchaser all sums received by Seller from Tenants after the Closing other than for rents for which Purchaser received credit hereunder.

(b) The amount of all security and other Tenant deposits and interest due thereon, if any, shall be credited to Purchaser.

(c) Accrued general real estate, personal property and ad valorem taxes and assessments for the current tax year shall be prorated on the basis of bills, if available prior to the Closing.

(d) Such other items that are customarily prorated in transactions of this nature (including, without limitation, any utilities paid by Seller under the Leases) shall be prorated.

The provisions of this Section 12 shall survive the Closing.

Purchaser shall be deemed to be the owner of the Property and, therefore, entitled to the income from the Property and responsible for the expenses of the Property for the entire day upon which the Closing occurs. All such prorations shall be made on the basis of the actual number of days of the month which shall have elapsed as of the day of the Closing. To the extent information necessary to make such prorations is not available at the Closing, the amount of such prorations shall be subject to adjustment in cash after the Closing as and when complete and accurate information becomes available. Seller and Purchaser agree to cooperate and use their best efforts to make such adjustments no later than sixty (60) days after the Closing. Except as set forth in this Section 12, all items of income and expense for the period prior to the Closing Date will be for the account of Seller and all items of income and expense for the period on and after the Closing Date will be for the account of Purchaser, all as determined by the accrual method of accounting. Bills received after the Closing Date which relate to expenses incurred, services performed or other amounts allocable to the period prior to the Closing Date shall be paid by Seller.

13. CLOSING

The purchase and sale contemplated herein shall close at the offices of Escrow Agent within thirty (30) days after expiration of the Due Diligence Period or at such other time, date and place as the parties shall mutually agree. As used herein, the terms “Closing” and “Closing Date” shall mean the date on which Escrow Agent (i) has received all funds and all documents (property executed and acknowledged, as necessary) as required hereunder, (ii) is in a position to record the Deed and issue the Title Policy, and (iii) has taken all actions necessary to consummate the transaction contemplated by this Agreement. Purchaser shall have the right to extend the closing date for thirty (30) days (the “Extension”) upon (i) giving Seller notice to do so at least three (3) business days prior to the originally scheduled Closing Date and (ii) payment to Escrow Agent of an extension deposit (the “Extension Deposit”) of One Hundred Fifty Thousand and No/100 Dollars ($150,000.00). Upon Purchaser’s exercise of the Extension in accordance with this Section 13 the Initial Deposit shall become non-refundable to Purchaser, except as otherwise expressly provided herein (including without limitation in the event of a default by Seller under this Agreement or in the event that any of Purchaser’s Conditions Precedent are not satisfied pursuant to Section 8 above, whereupon the Deposit shall be returned to Purchaser in accordance with the terms of this Agreement).

14. CLOSING COSTS

Seller shall pay the cost of the title policy. In connection with the sale of the Property contemplated under this Agreement, Seller shall be responsible for all transfer and recordation taxes, including, without limitation, all transfer, sales or bulk transfer taxes or like taxes on or in connection with the transfer of the Personal Property constituting part of the Property pursuant to the Bill of Sale and all accrued taxes of Seller prior to Closing and income taxes and other such taxes of Seller attributable to the sale of the Property to Purchaser. Each party shall bear the expense of its own counsel.

15. LOSS BY FIRE, OTHER CASUALTY OR CONDEMNATION

(a) In the event that prior to the Closing, the Improvements, or any part thereof, are destroyed or materially damaged (as defined in Section 15(e)), Purchaser shall have the right, exercisable by giving notice to Seller within fifteen (15) business days after receiving written notice of such damage or destruction, either (i) to terminate this Agreement, in which case neither party shall have any further rights or obligations hereunder except any indemnification obligations of Purchaser, and the Deposit shall be returned to Purchaser and any documents shall be returned to the party depositing the same, or (ii) to accept the Improvements in their then condition and to proceed with the Closing with an abatement or reduction in the Purchase Price in the amount of the deductible for the applicable insurance coverage, and to receive an assignment of all of Seller’s rights to any insurance proceeds payable by reason of such damage or destruction. If Purchaser elects to proceed under clause (ii) above, Seller shall not compromise, settle or adjust any claims to such proceeds without Purchaser’s prior written consent.

(b) In the event that prior to the Closing there is any non-material damage to the Improvements, or any part thereof, Seller shall repair or replace such damage prior to the Closing. Notwithstanding the preceding sentence, in the event Seller is unwilling or unable to repair or replace such damage, Seller shall notify Purchaser of such fact (“Seller’s Notice”) and Purchaser thereafter shall have the right, exercisable by giving Seller notice within fifteen (15) days after receiving Seller’s Notice either (i) to terminate this Agreement, in which case neither party shall have any further rights or obligations hereunder except any indemnification obligations of Purchaser, and the Deposit shall be returned to Purchaser and any documents shall be returned to the party depositing the same, or (ii) to accept the Improvements in their then condition with an abatement or reduction in the Purchase Price in the amount of the deductible for the applicable insurance coverage and proceed with the Closing, in which case Purchaser shall be entitled to an assignment of all of Seller’s rights to insurance proceeds payable by reason of such non-material damage. For purposes of contemplating any repairs or replacements under this Section 15(b), the Closing may be extended for a reasonable time to allow such repairs or replacements to be made by Seller.

(c) In the event that prior to the Closing, all or any material portion (as defined in Section 15(e)) of the Land and Improvements are subject to a taking by public authority, Purchaser shall have the right, exercisable by giving notice to Seller within fifteen (15) business days after receiving written notice of such taking, either (i) to terminate this Agreement, in which case neither party shall have any further rights or obligations hereunder except any indemnification obligations of Purchaser and the Deposit shall be returned to Purchaser and any documents shall be returned to the party depositing the same, or (ii) to accept the Land and Improvements in their then condition, without a reduction in the Purchase Price, and to receive an assignment of all of Seller’s rights to any condemnation award payable by reason of such taking. If Purchaser elects to proceed under clause (ii) above, Seller shall not compromise, settle or adjust any claims to such award without Purchaser’s prior written consent.

(d) In the event that prior to the Closing, any non-material portion of the Land or Improvements is subject to a taking, Purchaser shall accept the Property in its then condition and proceed with the Closing, in which case Purchaser shall be entitled to an assignment of all of Seller’s rights to any award in connection with such taking. In the event of any such non-material taking, Seller shall not compromise, settle or adjust any claims to such award without Purchaser’s prior written consent.

(e) For the purpose of this Section 15, damage to the Improvements or a taking of a portion thereof shall be deemed to involve a material portion thereof if the reasonably estimated cost of restoration or repair of such damage or the amount of the condemnation award with respect of such taking shall exceed One Hundred Thousand and No/100 Dollars ($100,000.00), if the number of parking spaces is reduced or the entrances and entrance signs are relocated.

(f) Seller agrees to give Purchaser prompt notice of any taking, damage or destruction of the Land or Improvements.

(g) The provisions of this Section 15 shall survive the Closing subject to the conditions and limitations set forth in this Section 15.

16. DEFAULT

(a) The parties agree that, in the event of a default by Purchaser under this Agreement, the damages suffered by Seller would be difficult to ascertain. Seller and Purchaser agree that, in the event of a default by Purchaser, Seller’s sole remedy shall be to terminate this Agreement and retain the Deposit (including accrued interest thereon), as liquidated damages, and Seller hereby specifically waives the right to seek specific performance of this Agreement by Purchaser or other damages.

(b) In the event of a default hereunder by Seller, Purchaser shall have at its option either to (i) bring an action for specific performance of this Agreement or (ii) terminate this Agreement, and have the Deposit returned to it and be reimbursed for its actual out-of-pocket due diligence expenses. In the event of a willful default by Seller, in addition to receiving the Deposit and reimbursement for its actual out-of-pocket due diligence expenses, Purchaser shall be reimbursed for any non-refundable fees paid to its lender, including, but not limited to fees for third party reports, attorneys, rate lock, application and commitment fees in which case neither party shall have any further rights or obligations hereunder except any indemnification obligations of Purchaser.

17. POST CLOSING INDEMNIFICATION

(a) Seller hereby agrees to indemnify, hold harmless and defend Purchaser and any successor in interest (the “Indemnified Parties”) from and against:

(i) any loss, liability or damage suffered or incurred by the Indemnified Parties because any representation or warranty made by Seller in this Agreement was incorrect in any material respect or as a result of any legal action filed against Purchaser as a result of events arising at the Property prior to Closing and not caused by Purchaser; and

(ii) all costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by the Indemnified Parties in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 17(a).

(b) Purchaser hereby agrees to indemnify, hold harmless and defend Seller from and against:

(i) any loss, liability or damage suffered or incurred by Seller because any representation or warranty made by Purchaser in this Agreement was incorrect in any material respect; and

(ii) all costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Seller in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 17(b).

(c) The provisions of this Section 17 shall survive the Closing for a period of one (1) year, at which time the indemnification obligations of Seller and Purchaser pursuant to this Section 17 shall terminate except as to claims asserted within such one (1) year period.

18. BROKERS

(a) Seller represents and warrants to Purchaser that no brokerage commissions, finder’s fees or other compensation is due or payable by reason of the actions of Seller with respect to the transaction contemplated hereby. Seller agrees to indemnify and hold Purchaser harmless from and against any losses, damages, costs and expenses (including attorneys’ fees) incurred by Purchaser by reason of any breach or inaccuracy of the representation and warranty contained in this Section 18(a).

(b) Purchaser represents and warrants to Seller that Purchaser has not entered into any agreement or incurred any obligation which might result in the obligation to pay any brokerage commission, finder’s fee or other compensation with respect to the transaction contemplated hereby. Purchaser agrees to indemnify and hold Seller harmless from and against any losses, damages, costs and expenses (including attorneys’ fees) incurred by Seller by reason of any breach or inaccuracy of the representation and warranty contained in this Section 18(b).

(c) The provisions of this Section 18 shall survive the Closing.

19. MISCELLANEOUS

(a) Each individual and entity executing this Agreement hereby represents and warrants that he or it has the capacity set forth on the signature pages hereof with full power and authority to bind the party on whose behalf he or it is executing this Agreement to the terms hereof.

(b) This Agreement is the entire Agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to the matters contained in this Agreement. Any waiver, modification, consent or acquiescence with respect to any provision of this Agreement shall be set forth in writing and duly executed by or in behalf of the party to be bound thereby. No waiver by any party of any breach hereunder shall be deemed a waiver of any other or subsequent breach.

(c) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Agreement attached thereto.

(d) Any communication, notice or demand of any kind whatsoever which either party may be required or may desire to give to or serve upon the other shall be in writing and delivered by personal service (including express or courier service) or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

Seller:	Braemar Housing Limited Partnership 3103 Camden Drive Troy, MI 48084 Attn: Philip Levin
With Copy to:	Hertz, Schram & Saretsky, P.C. 1760 S. Telegraph Road, Suite 300 Bloomfield Hills, MI 48302 Attn: Kenneth F. Silver, Esq.
Purchaser: With Copy to:	Triple Net Properties, LLC
c/o ROC Realty Advisors, LLC
1606 Santa Rosa Road, Suite 109
Richmond, VA 23229
Attn: Gus R. Remppies
McGuireWoods LLP
One James Center
901 E. Cary Street
Richmond, VA 23219
Attn: Nancy R. Little, Esq.

Any party may change its address for notice by written notice given to the other in the manner provided in this Section. Any such communication, notice or demand shall be deemed to have been duly given or served on the date personally served, if by personal service, or on the date shown on the return receipt or other evidence of delivery, if mailed.

(e) The parties agree to execute such instructions to the Escrow Agent and such other instruments and to do such further acts as may be reasonably necessary to carry out the provisions of this Agreement.

(f) The making, execution and delivery of this Agreement by the parties hereto have been induced by no representations, statements, warranties or agreements other than those expressly set forth herein.

(g) Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be valid under applicable law, but, if any provision of this Agreement shall be invalid or prohibited thereunder, such invalidity or prohibition shall be construed as if such invalid or prohibited provision had not been inserted herein and shall not affect the remainder of such provision or the remaining provisions of this Agreement.

(h) The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against any of the parties hereto. Section headings of this Agreement are solely for convenience of reference and shall not govern the interpretation of any of the provisions of this Agreement.

(i) This Agreement shall be governed by and construed in accordance with the laws of the State in which the Property is located.

(j) This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and to their respective transferees, successors, and assigns; provided, however, that neither this Agreement nor any of the rights or obligations of Seller hereunder shall be transferred or assigned by Seller without the prior written consent of Purchaser. Purchaser shall have the right to assign all of its right, title and interest under this Agreement without the prior written consent of Seller to an entity managed or controlled by Purchaser or an affiliate of Purchaser.

(k) All Exhibits attached hereto are incorporated herein by reference.

(l) Notwithstanding anything to the contrary contained herein, this Agreement shall not be deemed or construed to make the parties hereto partners or joint venturers, or to render either party liable for any of the debts or obligations of the other, it being the intention of the parties to merely create the relationship of seller and purchaser with respect to the Property to be conveyed as contemplated hereby.

(m) This Agreement shall not be recorded or filed in the public land or other public records of any jurisdiction by either party and any attempt to do so may be treated by the other party as a breach of this Agreement.

(n) Purchaser, during its inspection of the Real Property, agrees not to notify or advise of the existing tenants of the Real Property that the Real Property is for sale until such time as all conditions precedent to closing have been satisfied.

(o) During the period from the date of execution of this Agreement until the Closing or this Agreement is terminated, Seller agrees not to market the Property for sale, accept any offer for purchase, offer the Property for joint venture, apply for any financing, divulge to any potential purchaser or joint venturer or lender any written material with respect to the Property nor divulge nor communicate in any way to any potential purchaser or joint venturer or lender with respect to the Property, any information with respect to the Property.

(p) Unless provided to the contrary in any particular provision, all time periods shall refer to calendar days and shall expire at 5:00 p.m. Pacific Time on the last of such days; provided, however, that if the time for the performance of any obligation expires on a day which is not a “business day” (which term shall mean a Saturday, Sunday and days on which banks in the state where the Property is located are closed), the time for performance shall be extended to the next business day.

(q) The Seller acknowledges that Purchaser intends to assign all of its rights, title and interest in and to this Agreement. The assignee may be a publicly registered company (“Registered Company”) promoted by the Purchaser. The Seller acknowledges that it has been advised that if the purchaser is a Registered Company, the assignee is required to make certain filings with the Securities and Exchange Commission (the “SEC Filings”) that relate to the most recent pre-acquisition fiscal year (the “Audited Year”) for the Property. To assist the assignee in preparing the SEC Filings, the Seller agrees to provide the assignee with the following:

(1) Access to bank statements for the Audited Year;

(2) Rent Roll as of the end of the Audited Year;

(3) Operating Statements for the Audited Year;

(4) Access to the general ledger for the Audited Year;

(5) Cash receipts schedule for each month in the Audited Year;

(6) Access to invoice for expenses and capital improvements in the Audited Year;

(7) Copies of all insurance documentation for the Audited Year;

(8) Copies of accounts receivable aging as of the end of the Audited Year and an explanation for all accounts over 30 days past due as of the end of the Audited Year; and

(9) Signed representation letter in the form attached hereto as Exhibit N at the end of the field work.

The provisions of this document shall survive the Closing.

SELLER:	BRAEMAR HOUSING LIMITED
PARTNERSHIP, an Ohio limited partnership
	By:	TREYBURN HOUSING, LLC, an Ohio limited liability company, its General Partner
By: /s/ Phillip Levin Its: General Partner

Federal Tax Identification Number: 31-1594467

PURCHASER:	TRIPLE NET PROPERTIES, LLC,
a Virginia limited liability company
	By: Its:	/s/Richard Hutton 4/26/07 Executive Vice President

Federal Tax Identification Number: 33-0802019